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                                                                      Exhibit 12

                               H.B. FULLER COMPANY
             Computations of Ratios of Earnings to Fixed Charges and
        Ratios of Earnings to Fixed Charges and Preferred Stock Dividends

                             (Thousands of Dollars)
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
                                                        First                               Fiscal Year
                                                       Quarter    ----------------------------------------------------------------
                                                         2004         2003         2002         2001          2000         1999
                                                     -----------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges:
Earnings:
Income before income taxes, minority interests,
 equity investments and accounting change            $     5,871  $    50,808  $    40,312  $     61,302  $    74,770  $    72,398
Add:
Interest expense                                           3,787       15,500       18,389        22,379       24,918       27,907
Interest portion of rental expense                           283        1,412        1,702         1,326        1,252        1,096
Distributed earnings of 20-50% owned companies                --          469           --         1,240          734           --
                                                     -----------------------------------------------------------------------------
Total Earnings Available for Fixed Charges           $     9,941  $    68,189  $    60,403  $     86,247  $   101,674  $   101,401
                                                     =============================================================================
Fixed charges:
Interest on debt                                     $     3,685  $    14,683  $    17,559  $     21,678  $    24,296  $    27,264
Interest portion of rental expense                           283        1,412        1,702         1,326        1,252        1,096
                                                     -----------------------------------------------------------------------------
Total fixed charges                                  $     3,968  $    16,095  $    19,261  $     23,004  $    25,548  $    28,360
                                                     =============================================================================
Ratio of earnings to fixed charges                           2.5          4.2          3.1           3.7          4.0          3.6
Ratio of Earnings to Fixed Charges and Preferred
 Stock Dividends:
Total fixed charges, as above                        $     3,968  $    16,095  $    19,261  $     23,004  $    25,548  $    28,360
Dividends on preferred stock (pre-tax basis)                  --           --           11            23           24           25
                                                     -----------------------------------------------------------------------------
Total fixed charges and preferred stock dividends    $     3,968  $    16,095  $    19,272  $     23,027  $    25,572  $    28,385
                                                     =============================================================================
Earnings available for fixed charges and preferred
 stock dividends                                     $     9,941  $    68,189  $    60,403  $     86,247  $   101,674  $   101,401
                                                     =============================================================================
Ratio of earnings to fixed charges and preferred
 stock dividends                                             2.5          4.2          3.1           3.7          4.0          3.6
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